DEMAND PROMISSORY NOTE

$750,000,000

         EFFECTIVE DATE:  August 11, 2009

For valuable consideration, receipt of which is hereby acknowledged, American International Group, Inc., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of American General Finance Corporation, an Indiana corporation (“AGF”), in legal currency of the United States of America and in immediately available funds, the principal sum of Seven Hundred and Fifty Million Dollars ($750,000,000.00) or, if less, the aggregate unpaid principal amount of all loans made by AGF to the Borrower pursuant to this Note.  This Note is issued pursuant to a Demand Note Agreement dated as of March 24, 2009, executed between AGF and Borrower (the “Agreement”).  Borrower further agrees to pay interest in like manner upon the unpaid principal amount hereof until such principal balance referenced in this Note has been paid in full at an interest rate as set forth in the Agreement (but in no event shall such rate be higher than the maximum rate permitted by law).

Interest shall be payable monthly on the fifteenth (15th) day of each month (hereinafter referred to as the “Interest Payment Dates”) until such time as the unpaid principal balance referenced in this Note is paid in full.  Daily interest shall be computed based upon the actual days elapsed in a year of three hundred sixty (360) days.  Interest shall be compounded on the first day of each month.  If any payment on this Note becomes due and payable on a Saturday, Sunday or legal or bank holiday in the State of New York, such payment shall become due and payable on the immediately preceding day which is not a Saturday, Sunday or legal or bank holiday in the State of New York (“Business Day”).

Borrower may repay all or any portion of the amount borrowed under this Note at any time, without premium or penalty, provided that all such repayments of principal shall be accompanied by all interest accrued and unpaid to the date of repayment.

Except as may be specifically provided herein, Borrower waives presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note, and agrees to pay, as soon as incurred, all costs and expenses, including reasonable counsel fees, incidental to the collection of this Note or in any way relating to the rights of holder hereunder.  The holder hereof may release, renew or extend any of the liabilities of Borrower and may make additional advances or extensions of credit to it or grant other indulgences or extend the time for any payment of principal or interest hereunder, all from time to time, without further notice to or assent from any other party or any endorser hereof.

Terms used herein which are defined in the Agreement shall have their defined meanings when used herein.

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This Note shall be governed by the laws of the State of New York, without giving effect to any contrary result otherwise required under applicable conflict or choice of law rules.

This Note is the Note referred to in the Agreement and is qualified by, and subject to, all of the terms and conditions provided herein.  This Note is in addition to a promissory note dated March 24, 2009, and any other promissory notes executed in connection with the Agreement.  In the event that any conflict, inconsistency or incongruity arises between the provisions of the Agreement and the terms of this Note, the terms of the Agreement shall in all respects control.

AMERICAN INTERNATIONAL GROUP, INC.

as Borrower

By:   /s/  Robert A. Gender

Name:  Robert A. Gender

Title:  Vice President and Treasurer

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